UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 25, 2011
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 West Hastings Street, Suite 320 Vancouver, British Columbia, Canada	V6E 2J3
(Address of principal executive offices)	(Zip Code)

(604) 682-9775
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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TABLE OF CONTENTS

Item	Description
1.01	Entry into a Material Definitive Agreement
7.01	Regulation FD Disclosure
9.01	Financial Statement and Exhibits

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01        Entry into a Material Definitive Agreement.

On October 25, 2011 Uranium Energy Corp. (the "Company"), Minas Rio Bravo S.A., Compania Minera Rio Verde S.A. and Minas La Roca S.A. (the "Vendors"), and Piedra Rica Mining S.A., the Company's Paraguayan subsidiary (the "Purchaser"), entered into a Property Acquisition Agreement (the "Agreement"), dated effective as of October 14, 2011 and fully executed on October 25, 2011, pursuant to which the Purchaser proposes to acquire, subject to a gross overriding royalty, a 100% legal and beneficial interest in and to a total of six unencumbered prospecting permits covering approximately 740,000 acres located in the area of Coronel Oviedo, Paraguay (collectively, the "Property"; and in the aggregate the "Acquisition").

The Property interests to be acquired are contiguous on the northwest, west and east of the Company's existing 247,000-acre Coronel Oviedo Project in central Paraguay. The proposed Acquisition would increase the Company's total land package held in Paraguay to 987,000 acres.

Pursuant to the terms of the Agreement, the consideration to be paid by the Company to the Vendors for the Property shall consist of:

(a)       a cash payment of U.S. $7,500;

(b)       the deemed repayment and corresponding relinquishment by the Company and/or the Purchaser of each of those certain promissory notes dated June 10, 2011 (collectively, the "Promissory Notes") from each of the Vendors to the Company and/or the Purchaser with a current principal amount of approximately $143,833; said Promissory Notes having represented certain regulatory and insurance fees and amounts which had been previously advanced by the Company and/or the Purchaser to the Vendors in order to maintain the various mineral assets that make up the Property prior to the proposed Acquisition; and

(c)       the one-time and aggregate issuance of 100,000 restricted common shares of the Company's common stock (the "Acquisition Shares"), which the parties to the Agreement acknowledge and agree shall be valued at a deemed issuance price of $3.25 per Acquisition Share.

In addition to the consideration described above, the closing of the Acquisition is subject to standard conditions precedent, which include, without limitation, prior satisfactory due diligence, approval by MOPC (the ministry in Paraguay with jurisdiction over mining) and NYSE Amex approval of the issuance of the Acquisition Shares.

The Company has also agreed to provide the Vendors with a royalty interest in the amount of one and one-half percent (1.5%) of the gross proceeds received by the Company in connection with any uranium which is produced and sold from any of the mineral interests in the Property. The Company also has the exclusive right and option at any time to acquire one-half percent (0.5%) of the aggregate royalty interest for $500,000 and, in addition, the Vendors have granted the Company a right of first refusal to acquire all or any portion of the remaining one percent (1.0%) royalty interest.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto.

SECTION 7 - REGULATION FD

Item 7.01     Regulation FD Disclosure

On October 31, 2011, Uranium Energy Corp. (the "Company") issued a news release announcing that, effective on October 25, 2011, it has entered into a Property Purchase Agreement with three Paraguayan companies pursuant to which the Company's Paraguayan subsidiary proposes to acquire, subject to a gross overriding royalty, a 100% legal and beneficial interest in and to a total of six unencumbered prospecting permits covering approximately 740,000 acres which are located in the area of Coronel Oviedo, Paraguay.

A copy of the press release is attached as Exhibit 99.1 hereto.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01       Financial Statements and Exhibits

Exhibit No.	Description
10.1	Property Acquisition Agreement effective October 14, 2011
99.1	Press Release dated October 31, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.
DATE: October 31, 2011.	By: "Mark Katsumata" Mark Katsumata Chief Financial Officer

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